Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 19 May 2021 relating to the financial statements of National Grid plc and the effectiveness of National Grid plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of National Grid plc for the year ended 31 March 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom
8 June 2021